Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	August 1, 2007
Brenda A. Blake, ext. 3202
UGI Reports Third Quarter Results, Narrows Guidance Range
VALLEY FORGE, Pa., August 1 — UGI Corporation (NYSE: UGI) today reported net income for the third quarter of fiscal 2007 ended June 30, 2007 of $11.5 million, or $0.11 per diluted share, compared to income for the third quarter of fiscal 2006 of $13.1 million or $0.13 per diluted share, excluding the one-time benefit last year of $5.6 million or $0.05 per diluted share resulting from a lower estimate of income taxes to be paid on foreign earnings to be repatriated. Including the one-time benefit, net income for the third quarter of fiscal year 2006 was $18.7 million, or $0.18 per diluted share.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our international propane businesses continued to experience weather that was extraordinarily warmer than normal during our fiscal third quarter. At Antargaz, temperatures were approximately 44% warmer than normal during the quarter. Notwithstanding the excellent year-over-year improvement in results in our domestic business units, we were unable this quarter to fully overcome the adverse effects in Europe of weather that has been recognized as one of the warmest in history for that region. Given our results to date, we expect to report net income of $1.75 to $1.80 per share for the full fiscal year ending in September, excluding the approximately $0.11 gain on the previously-announced sale of AmeriGas’ Arizona propane storage terminal that occurred in July.”
UGI’s domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed an improved seasonal net loss of $1.6 million for the quarter, compared to a loss of $4.1 million last year. For the three months ended June 30, 2007, retail volumes sold increased 6.4% to 182.1 million gallons from 171.1 million gallons sold in the prior-year period. Weather nationally was 6.1% warmer than normal during the recent quarter compared to weather that was 21.9% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. Total margin increased compared to the prior-year quarter principally due to higher retail volumes sold at higher average unit margins. Operating and administrative expenses increased during the quarter due to higher employee compensation and benefits expense, higher vehicle costs and higher repair and maintenance expenses partially offset by lower general insurance expense reflecting continued improvement in claims experience.
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UGI Reports Third Quarter Results, Narrows Guidance Range	Page 2
For the three months ended June 30, 2007, International Propane contributed a net loss of $3.3 million compared to income of $7.5 million in the prior year period, excluding the one-time tax benefit noted above, primarily due to extraordinarily warmer weather. International Propane net income for the previous year’s quarter including the one-time benefit was $13.1 million. Antargaz sold 49.6 million retail gallons of liquefied petroleum gases (LPG) compared to 54.0 million gallons in the prior year period. Flaga’s volumes also declined as it experienced weather similar to Antargaz. Total operating income at International Propane decreased to $1.4 from $11.6 million in the prior year quarter largely reflecting lower total margin as a result of the previously-noted lower volumes sold at lower unit margins partially offset by a slight decrease in operating and administrative expenses and a slight increase in other income. The monthly average currency exchange rate was $1.35 per euro during the 2007 three-month period versus $1.26 in the 2006 three-month period.
Net income from the Gas Utility increased to $4.3 million for the quarter ended June 30, 2007 from $0.8 million in the prior-year quarter. The third quarter results include the addition of earnings from the gas utility assets of UGI Penn Natural Gas (PNG). Weather in the service territory was 3.8% colder than normal versus weather that was 13.5% warmer than normal in the prior year quarter. Operating income increased by $9.4 million to $16.0 million from $6.6 million primarily as a result of the addition of PNG and higher throughput due to colder weather.
The Electric Utility contributed net income of $4.0 million in the third fiscal quarter versus $2.7 million in the same quarter last year. Operating income increased $2.4 million due to higher rates on 4% higher kilowatt-hour sales as a result of colder than normal temperatures in the service territory.
Energy Services’ fiscal third quarter net income increased $1.8 million to $8.2 million from $6.4 million in the prior-year period. Operating income increased due to slightly higher margins on higher natural gas volumes partially offset by slightly higher operating expenses.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI will host its third quarter FY 2007 earnings conference call on Wednesday, August 1, 2007, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm or at the company website: www.ugicorp.com by clicking on Investor Relations. A telephonic replay of the call may be accessed from 7:00 PM ET on August 1 through Friday, August 3 at 1-888-203-1112, passcode 9403488 (International replay 719-457-0820, passcode 9403488). A webcast replay may be accessed through August 31.
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UGI Reports Third Quarter Results, Narrows Guidance Range	Page 3
The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/3Q07FinancialTable.pdf.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-09	###	8/1/07

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007	2006
Revenues:
AmeriGas Propane	$433.9	$379.1	$1,860.3	$1,727.5	$2,252.1	$2,086.8
International Propane	148.1	167.4	657.3	817.1	785.7	956.6
Gas Utility	185.9	106.3	919.3	622.3	1,021.0	700.8
Electric Utility	29.8	22.9	89.6	72.2	115.4	98.4
Energy Services	306.8	268.7	1,095.9	1,158.9	1,351.3	1,462.1
Corporate & Other (a)	(27.7)	(25.3)	(80.3)	(55.5)	(104.9)	(156.1)

Total revenues	$1,076.8	$919.1	$4,542.1	$4,342.5	$5,420.6	$5,148.6

Operating income:
AmeriGas Propane	$12.1	$2.9	$226.6	$193.9	$216.8	$183.9
International Propane	1.4	11.6	93.5	121.7	91.1	125.9
Gas Utility	16.0	6.6	132.2	82.2	134.2	79.4
Electric Utility	7.6	5.2	20.5	15.0	26.2	19.8
Energy Services	13.9	10.4	46.5	44.7	54.9	51.5
Corporate & Other (a)	0.6	1.8	0.1	3.8	2.6	3.5

Total operating income	51.6	38.5	519.4	461.3	525.8	464.0

Income (loss) from equity investees	(0.9)	—	(2.2)	(1.2)	(3.2)	(1.8)
Loss on extinguishment of debt	—	—	—	(18.5)	—	(18.5)
Interest expense:
AmeriGas Propane	(17.8)	(17.9)	(53.6)	(56.2)	(71.5)	(75.1)
International Propane	(6.3)	(5.4)	(18.6)	(19.2)	(24.2)	(26.4)
Gas Utility	(9.0)	(4.7)	(30.2)	(14.4)	(37.6)	(19.0)
Electric Utility	(0.6)	(0.6)	(1.9)	(1.9)	(2.5)	(2.1)
Corporate & Other, net (a)	(0.2)	(0.5)	(0.7)	(0.4)	(0.7)	(0.8)

Total interest expense	(33.9)	(29.1)	(105.0)	(92.1)	(136.5)	(123.4)

Income before income taxes and minority interests	16.8	9.4	412.2	349.5	386.1	320.3
Income tax expense	(8.3)	(2.1)	(122.3)	(105.0)	(115.8)	(100.3)
Minority interests, principally in AmeriGas Partners	3.0	11.4	(96.3)	(64.3)	(80.7)	(48.5)

Net income	$11.5	$18.7	$193.6	$180.2	$189.6	$171.5

Earnings per share:
Basic	$0.11	$0.18	$1.82	$1.71	$1.79	$1.63

Diluted	$0.11	$0.18	$1.80	$1.69	$1.76	$1.61

Average common shares outstanding:
Basic	106.655	105.603	106.304	105.374	106.153	105.253

Diluted	107.973	106.850	107.704	106.585	107.501	106.680

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$(1.6)	$(4.1)	$46.1	$32.0	$39.2	$26.7
International Propane	(3.3)	13.1	49.8	73.0	43.9	71.8
Gas Utility	4.3	0.8	61.8	40.7	59.2	36.5
Electric Utility	4.0	2.7	10.8	7.7	13.6	10.1
Energy Services	8.2	6.4	27.5	26.7	32.1	30.2
Corporate & Other (a)	(0.1)	(0.2)	(2.4)	0.1	1.6	(3.8)

Total net income	$11.5	$18.7	$193.6	$180.2	$189.6	$171.5

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests in AmeriGas Partners, L.P.